Exhibit 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 03/10/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.59%	2.15%	2.22%
Class B Units	0.58%	2.13%	2.05%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 10, 2006

The Grant Park Futures Fund posted gains for the past week. Positions in the interest rate and currency sectors registered the largest profits as the possibility of higher interest rates in the U.S. reverberated throughout financial markets. Losses came mainly from positions in the metals sector.

Long positions in the U.S. dollar yielded positive gains this week as the greenback appreciated against most of its major counterparts. The dollar’s strength was partly the result of comments made by St. Louis Federal Reserve President William Poole, who told the press on Tuesday that further interest rate hikes were likely if U.S. economic data continued to be strong. The dollar rallied further on Friday after the U.S. Department of Labor reported that the U.S. economy had added 243,000 new jobs during the month of February; economists’ estimates were closer to 200,000. Short positions in the New Zealand dollar, Swiss franc, euro and British pound gained as those currencies lost ground to the dollar on the news. Long positions in the U.S. dollar index added to profits.

The aforementioned comments regarding the possibility of tighter U.S. monetary policy combined with the jobs data to send U.S. fixed income prices lower, benefiting short positions in the Eurodollar contract on the Chicago Mercantile Exchange. Short positions in the U.S. Treasuries also posted gains as the thirty-year, ten-year and five-year note contracts closed lower for the week. Advances also came from positions in the foreign markets as prices for European fixed income instruments fell after a German government report showed that new factory orders were up 1.4% in January after falling 0.3% in December. The Euro Bund, LIFFE Euribor and Eurex BOBL settled lower on the news.

Lastly, long positions in the metals sector reported losses for the week. Analysts suggested that the stronger U.S. dollar combined with lower energy prices to send precious metals to lower levels. The April gold contract on COMEX closed at $541.30 per ounce for the week, $26.70 lower than the previous week’s close. The May silver contract was 27.5 cents lower at $9.96 per ounce. Analysts also cited selling on behalf of commodity funds as a factor in the depreciation of metals prices. Base metals prices also fell for the week, resulting in losses to long positions in the aluminum, copper and nickel markets on the London Metals Exchange.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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